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                                   EXHIBIT 6.2
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                                CO-SALE AGREEMENT
                                -----------------


This Co-Sale Agreement is made as of the 19th day of October, 1998 by and among LAS VEGAS DISCOUNT GOLF & TENNIS INC. (the "Company"), a Colorado corporation, RON BORETA, VASO BORETA and JOHN BORETA (collectively the "Boretas") and BORETA ENTERPRISES LTD. (the "Family Company"; the Family Company and the Boretas are each a "Significant Shareholder," and collectively are the "Significant Shareholders") and ASI GROUP, L.L.C., a Nevada limited liability company ("ASI").

In consideration of the mutual covenants set forth herein, the parties agree as follows:

1.       DEFINITIONS.

         (a) "Stock" shall mean shares of the Company's Common and Preferred Stock now owned beneficially or of record or subsequently acquired beneficially or of record directly or indirectly by the Significant Shareholders.

         (b) "Preferred Stock" shall mean the Company's or LVDG&T's outstanding Preferred Stock of any series or designation.

         (c) "Common Stock" shall mean the Company's Common Stock and shares of Common Stock issued or issuable upon conversion of the Company's Preferred Stock.

2.       SALE BY SIGNIFICANT SHAREHOLDERS.

         (a) On each occasion that any Significant Shareholder proposes to sell or transfer to any person any shares of Stock in one or more related transactions, such Significant Shareholder shall promptly give written notice (the "Notice") to ASI at least twenty (20) days prior to the closing of such sale or transfer. The Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the number of shares of Stock to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee. In the event that the sale or transfer is being made pursuant to the provisions of Section 3(a) or 3(b) hereof, the Notice shall state under which Section the sale or transfer is being made.

         (b) ASI shall have the right, exercisable upon written notice to such Significant Shareholder within fifteen (15) days after receipt of the Notice, to participate in such sale of Stock on the same terms and conditions. To the extent ASI exercises such right of participation in accordance with the terms and conditions set forth



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                  below, the number of shares of Stock that the Significant
                  Shareholder may sell in the transaction shall be correspondingly reduced.

         (c) ASI may sell all or any part of that number of shares of Common Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Stock covered by the Notice by (ii) a fraction the a numerator of which is the number of shares of Common Stock owned by ASI at the time of the sale or transfer and the denominator of which is the total number of shares of Common Stock owned by the Significant Shareholders and ASI at the time of the sale or transfer.

         (d) ASI shall effect its participation in the sale by promptly delivering to the Significant Shareholders for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

                  (i) the type and number of shares of Common Stock which ASI elects to sell; or

                  (ii) that number of shares of Series B Convertible Preferred Stock which is at such time convertible into the number of shares of Common Stock which ASI elects to sell; provided, however, that if the prospective purchaser objects to the delivery of Series B Convertible Preferred Stock in lieu of Common Stock, ASI shall convert such Preferred Stock into Common Stock and deliver Common Stock as provided in Section 2(d)(i) above. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser.

         (e) The Stock certificate or certificates that ASI delivers to the Significant Shareholders pursuant to Section 2(d) shall be transferred to the prospective purchaser in consummation of the sale of the Common Stock pursuant to the terms and conditions specified in the Notice, and the Significant Shareholders shall concurrently therewith remit to ASI that portion of the sale proceeds to which ASI is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from ASI, the Significant Shareholders shall not sell to such prospective purchaser or purchasers any Stock unless and until, simultaneously with such sale, the Significant Shareholders shall purchase such shares or other securities from ASI.

         (f) The exercise or non-exercise of the rights of ASI hereunder to participate in one or more sales of Stock made by the Significant Shareholders shall to adversely affect its rights to participate in subsequent sales of Stock subject to Section 2(a).


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3.       EXEMPT TRANSFERS.

Notwithstanding the foregoing, the co-sale rights of ASI shall not apply to (a) any pledge of Stock made pursuant to a bona fide third party loan transaction with a party not affiliated with or a stockholder of any significant shareholder that creates a mere security interest; (b) any transfer to the ancestors, descendants or spouse or to trusts for the benefit of such persons or a Significant Shareholder; (c) any bona fide gift; or (d) any sale or sales of not more than 25,000 shares of Common Stock individually or in the aggregate during the term hereof (as adjusted for stock splits, reverse stock splits and the like effected after the date of this Agreement); provided that (i) the transferring Shareholder shall inform ASI of such pledge, transfer or gift prior to effecting it and (ii) the pledgee, transferee or donee shall furnish ASI with a written agreement to be bound by and comply with all provisions of Section 2. Such transferred Stock shall remain "Stock: hereunder, and such pledge, transferee or donee shall be treated as a "Shareholder" for purposes of this Agreement.

4.       PROHIBITED TRANSFERS.

         (a) In the event a Significant Shareholder should sell any Stock in contravention of the co-sale rights of ASI under this Agreement (a "Prohibited Transfer"), ASI, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and the Significant Shareholders shall be bound by the applicable provisions of such option.

         (b) In the event of a Prohibited Transfer, ASI shall have the right to sell to the Significant Shareholders the type and number of shares of Common Stock equal to the number of shares ASI would have been entitled to transfer to the purchaser had the Prohibited Transfer under Section 2(c) hereof been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

                  (i) The price per share at which the shares are to be sold to the Significant Shareholders shall be equal to the price per share paid by the purchaser to Significant Shareholders in this Prohibited Transfer. Significant Shareholders shall also reimburse ASI for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of ASI's rights under Section 2.

                  (ii) Within ninety (90) days after the later of the dates on which ASI (A) received notice of the Prohibited Transfer or (B) otherwise became aware of the Prohibited Transfer, ASI shall, if exercising the option created hereby, deliver to Significant Shareholders the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.


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                  (iii)    Significant Shareholders shall, upon receipt of the
                           certificate or certificates for the shares to be sold by ASI, pursuant to this Section 4(b), pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in
                           Section 5(b)(i), in cash or by other means acceptable to ASI.

                  (iv) Notwithstanding the foregoing, any attempt by a Significant Shareholder to transfer Stock in violation of Section 2 hereof shall be void and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of ASI.

5.       LEGEND.

         (a) Each certificate representing shares of Stock now or hereafter owned by the Significant Shareholder or issue to any person in connection with a transfer pursuant to Sections(a) and 3(b) hereof shall be endorsed with the following legend:

                           "THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN CO-SALE AGREEMENT AMONG THE INITIAL HOLDER OF THE SECURITIES, THE COMPANY AND CERTAIN STOCKHOLDER(S) OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY."

         (b) Each Significant Shareholder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 5(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement.

6.       MISCELLANEOUS.

         6.1 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Nevada.

         6.2 AMENDMENT. Any provision may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of the party or parties affected thereby. Any amendment or waiver effected in accordance with clauses (a), (b) and (c) of this Section shall be binding upon ASI, its successors and assigns, the Company and Significant Shareholders in question.


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         6.3 ASSIGNMENT OF RIGHTS. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives.

         6.4 TERM. This Agreement shall terminate on the fifth anniversary hereof.

         6.5 OWNERSHIP. Each Significant Shareholder represents and warrants that it/he is the sole legal and beneficial owner of the shares of stock subject to this Agreement and that no other person has any interest (other than a community property interest) in such shares.

         6.6 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery to the party to be notified or five (5) days after deposit in the United States mail, by registered or certified mail, postage prepaid and properly addressed to the party to be notified as set forth on the signature page hereof or at such other address as such party may designate by ten (10) days' advance written notice to the other parties hereto.

         6.7 SEVERABILITY. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         6.8 ATTORNEY FEES. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

         6.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The foregoing agreement is hereby executed as of the date first above written.

SAINT ANDREWS GOLF
CORPORATION, a Nevada corporation          ASI GROUP, L.L.C., a Nevada
                                           limited liability company

By /s/  Ron Boreta                         By: Sunbelt Communications Company,
   ---------------------------                 --------------------------------
     Name:  Ron Boreta                         a Member
     Title:  President
                                           By  /s/ James Earl Rogers
                                               --------------------------------
                                               Name: James Earl Rogers
                                               Title: President


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LAS VEGAS DISCOUNT GOLF
   & TENNIS INC.,
a Nevada corporation


By /s/  Vaso Boreta
   ----------------------------------
     Name:  Vaso Boreta
     Title:  President


/s/  Vaso Boreta
-------------------------------------
Vaso Boreta

/s/  Ron Boreta
-------------------------------------
Ron Boreta

/s/  John Boreta
-------------------------------------
John Boreta


BORETA ENTERPRISES LTD.


By /s/ Ron Boreta
-------------------------------------
     Name:  Ron Boreta
     Title:  General Partner




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                                CONSENT OF SPOUSE
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I acknowledge that I have read the foregoing Agreement and that I know its contents. I am aware that by its provisions if I and/or my spouse agree to sell all or part of the shares of the company held of record by either or both of us, including my community property interest in such shares, if any, co-sale rights (as described in the Agreement) must be granted to ASI by the seller. I hereby agree that those shares and my interest in them, if any, are subject to the provisions of the Agreement and that I will take no action at any time to hinder operations of, or violate, the Agreement.



                                   /s/ Keri Boreta
                                   ---------------------------
                                   (Signature) Keri Boreta




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                                CONSENT OF SPOUSE


I acknowledge that I have read the foregoing Agreement and that I know its contents. I am aware that by its provisions if I and/or my spouse agree to sell all or part of the shares of the company held of record by either or both of us, including my community property interest in such shares, if any, co-sale rights (as described in the Agreement) must be granted to ASI by the seller. I hereby agree that those shares and my interest in them, if any, are subject to the provisions of the Agreement and that I will take no action at any time to hinder operations of, or violate, the Agreement.



                                   /s/ Stacey Boreta
                                   ---------------------------
                                   (Signature) Stacey Boreta




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                                CONSENT OF SPOUSE


I acknowledge that I have read the foregoing Agreement and that I know its contents. I am aware that by its provisions if I and/or my spouse agree to sell all or part of the shares of the company held of record by either or both of us, including my community property interest in such shares, if any, co-sale rights (as described in the Agreement) must be granted to ASI by the seller. I hereby agree that those shares and my interest in them, if any, are subject to the provisions of the Agreement and that I will take no action at any time to hinder operations of, or violate, the Agreement.



                                   ---------------------------
                                   (Signature)